RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 6 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 6 (this “Amendment”) is made this     day of             , 201    , by and among RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the “Old Adviser”), a Washington corporation, and RAINIER INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “New Adviser”), with respect to that Management Agreement (the “Agreement”) between the Trust and the Old Adviser dated May 6, 1994, as previously amended on various occasions.

WHEREAS, this Amendment is for the purpose of approving an assignment of the Agreement from the Old Adviser to the New Adviser related to a reorganization of the Old Adviser;

WHEREAS, this Amendment does not constitute an assignment within the meaning of the Investment Company Act of 1940, as amended (the “Act”), because it does not result from a change of actual control or management of the investment adviser to the Trust or any of its series and therefore, pursuant to Rule 2a-6 of the Act, does not constitute an assignment for purposes of Section 15(a)(4) of the Act.

WHEREAS, the Board of Trustees, including those trustees who are not “interested persons” within the meaning of the Act, has unanimously approved this Amendment.

NOW, THEREFORE, the Old Adviser hereby assigns to the New Adviser, as of the date first stated above, all rights, benefits and obligations arising to it under the Agreement, and all references to the Old Adviser in the Agreement, as amended, shall instead mean and refer to the New Adviser.

Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By:	By:

Title:	Title:

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Rainier Investment Management, LLC accepts the foregoing assignment and agrees to be bound by all of the terms and conditions of the Agreement.

RAINIER INVESTMENT MANAGEMENT, LLC

By:

Title:

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